[EXHIBIT 2.2 - CERTIFICATE OF AMENDMENT]

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                TRUEYOU.COM INC.

                  --------------------------------------------
                  Adopted in Accordance with the Provisions of
                     Section 242 of the General Corporation
                           Law of the State of Delaware
                  --------------------------------------------

      The undersigned, Daren Tole and Alan Gelband, President and Secretary, respectively of TrueYou.Com Inc. (the "Corporation"), a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

      FIRST: Paragraph FOURTH of the Certificate of Incorporation of the Corporation, which sets forth the number of shares of Capital Stock that the Corporation has authority to issue, is hereby amended to effect a reclassification of the shares of Common Stock, par value $.001 per share (the "Common Stock"), currently outstanding (the "Old Shares') so that each one (1) share of Common Stock issued and outstanding on the date hereof shall be reclassified and changed, effective as of the date of the filing of this Certificate, into 33,300 shares of Common Stock (the "New Shares"). No fractional shares will be issued as a result of the foregoing reclassification. As a result of the foregoing reclassification, the 100 currently issued and outstanding Old Shares will be changed into 3,330,000 issued and outstanding New Shares and the resulting number of shares of Common Stock authorized but unissued shall be 16,670,000.

      SECOND: To effectuate the foregoing, Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article FOURTH thereof as it now exists and replacing it with the following:

            "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is twenty-one million (21,000,000) shares, of which twenty million {20,000,000) shares shall be Common Stock, par value $.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $.001 per share. Each share of Common Stock, $.001 par value, issued and outstanding immediately prior to the time this paragraph becomes effective shall be reclassified as and changed into 33,300 shares of Common Stock, $.001 par value."

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            THIRD: That such amendment has been duly adopted in accordance with the provisions of Sections 228 and 242(b) of the General Corporation Law of the State of Delaware by the unanimous written consent of stockholders entitled to vote thereon, and by the unanimous written consent of the Board of Directors of the Corporation.

            IN WITNESS WHEREOF, I have signed this certificate this 7th day of April, 1999.


                                               /s/ Daren Tolz
                                               -----------------------------
                                               Daren Tolz, President


                                               /s/ Alan Gelband
                                               -----------------------------
                                               Alan Gelband, Secretary